Exhibit 99(h)(8)

                          EXPENSE LIMITATION AGREEMENT

                             ALLIANCEBERNSTEIN L.P.
                          1345 Avenue of the Americas
                            New York, New York 10105

                                                     December 16, 2015


AB Variable Product Series Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

Dear Sirs:

            AllianceBernstein L.P. herewith confirms our agreement with you as follows:

            1. You are an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "Act"). You propose to engage in the business of investing and reinvesting your assets in accordance with applicable limitations. Pursuant to an Advisory Agreement dated as of December 16, 2015 (the "Advisory Agreement"), you have employed us to manage the investment and reinvestment of such assets with respect to the AB Multi-Manager Alternative Strategies Portfolio (the "Portfolio").

            2. We hereby agree that, notwithstanding any provision to the contrary contained in the Advisory Agreement, we shall limit as provided herein the aggregate expenses incurred by the Portfolio, including but not limited to the fees payable to us pursuant to the Advisory Agreement ("Advisory Fees") and the Portfolio's proportionate share of the fees and expenses of registered investment companies or series thereof in which the Portfolio invests, but not including (i) interest expense, (ii) taxes, (iii) extraordinary expenses, (iv) brokerage commissions and other transaction costs, and (v) expenses associated with securities sold short (the "Limitation"). Under the Limitation, we agree that, until two years after the date that shares of the Portfolio are first offered to the public (the "Limitation Expiration Date"), such expenses shall not exceed a percentage (the "Percentage Expense Limitation") of the Portfolio's average daily net assets equal to, on an annualized basis, 2.15% in the case of the Class A shares and 2.40% in the case of the Class B shares.

            To determine our liability for expenses in excess of the Percentage Expense Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Percentage Expense Limitation based on the number of days elapsed within the fiscal year, or limitation period, if shorter (the "Prorated Limitation"). The Prorated Limitation shall be compared to the Portfolio's expenses recorded through the current day in order to produce the allowable expenses to be recorded for the current day (the "Allowable Expenses").

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If Advisory Fees and the Portfolio's other expenses for the current day exceed the Allowable Expenses, Advisory Fees for the current day shall be reduced by such excess ("Unaccrued Fees"). In the event such excess exceeds the amount due as Advisory Fees, we shall be responsible for the additional excess
("Other Expenses Exceeding Limit"). Cumulative Unaccrued Fees or cumulative Other Expenses Exceeding Limit shall be paid to us in the future, provided that (1) no such payment shall be made to us after the end of the third fiscal year after the fiscal period in which the Unaccrued Fees or Other Expenses Exceeding Limit were recorded, and (2) such payment shall be made only to the extent that it does not cause your aggregate expenses, on an annualized basis, to exceed the Percentage Expense Limitation.

            3. Nothing in this Agreement shall be construed as preventing us from voluntarily limiting, waiving or reimbursing your expenses outside the contours of this Agreement during any time period before or after the Limitation Expiration Date; nor shall anything herein be construed as requiring that we limit, waive or reimburse any of your expenses incurred after the Limitation Expiration Date or, except as expressly set forth herein or in the Acquired Fund Fee and Expense Waiver Agreement dated December 16, 2015 between you and us with respect to the Portfolio, prior to the Limitation Expiration Date.

            4. This Agreement shall become effective on the date hereof and remain in effect until the end of the third fiscal year after the last fiscal period in which Unaccrued Fees or Other Expenses Exceeding Limit hereunder were recorded. Upon the termination or expiration hereof, we shall have no claim against you for any amounts not reimbursed to us pursuant to the provisions of paragraph 2.

            5. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

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            If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                              Very truly yours,

                                              ALLIANCEBERNSTEIN L.P.



                                              By: /s/ Emilie D. Wrapp
                                                  ------------------------------
                                                  Name: Emilie D. Wrapp
                                                  Title: Assistant Secretary





Agreed to and accepted
as of the date first set forth above.

AB VARIABLE PRODUCTS SERIES FUND, INC.



By:   /s/ Eric C. Freed
      -------------------------------------
      Name: Eric C. Freed
      Title: Assistant Secretary